EXHIBIT 99.1

Innovation Pharmaceuticals to Ship Brilacidin to U.S. Regional Biocontainment Laboratory for Research Against Coronavirus COVID-19

WAKEFIELD, MA – February 27, 2020 (GLOBE NEWSWIRE) Innovation Pharmaceuticals (OTCQB:IPIX) (“the Company”), a clinical stage biopharmaceutical company, announced today the Company signed a Material Transfer Agreement (MTA) with one of the country’s 12 Regional Biocontainment Labs (RBLs) to research its lead defensin mimetic drug candidate, Brilacidin as a potential novel coronavirus treatment. As disclosed last week, the Company has been receiving inquiries about the potential to use a defensin mimetic to meet an urgent global need to treat COVID-19, the new coronavirus outbreak that began in Wuhan, China in December and has spread to 48 countries today without any effective approved therapies.

Now the MTA has been signed, the first shipments of Brilacidin will be made to the RBL in the coming days.

Under terms of the agreement, scientific research partners at the RBL plan to evaluate Brilacidin’s potential antiviral and anti-inflammatory properties in the context of viral infections, including inhibition of SARS-CoV-2, the virus responsible for COVID-19. Mechanism of action studies of Brilacidin, along with assessing possible synergistic effects with other antivirals, are also planned. It is anticipated these tests might be completed within several weeks of the RBL’s receipt of Brilacidin.

The coronavirus (COVID-19) outbreak poses a significant life-threatening and economic risk throughout the world. Over 82,500 cases have been diagnosed across 48 countries, including here in the U.S., resulting in over 2,800 reported deaths. The Trump Administration is looking to allocate approximately $2.5 billion in emergency funds to help prepare the country should the current coronavirus crisis become a public health care threat in the U.S. Other governments and global health authorities are taking similarly aggressive steps to prepare for the virus’s continued spread.

Brilacidin is one of the few drugs targeting COVID-19 that has been tested in clinical trials for other clinical indications. Innovation Pharmaceuticals continues to explore additional research collaborations and funding opportunities with leading U.S. and Asian-based virology laboratories, global public health coalitions, and rapid-response government-backed efforts.

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About Innovation Pharmaceuticals
Innovation Pharmaceuticals Inc. (IPIX) is a clinical stage biopharmaceutical company developing a world-class portfolio of innovative therapies addressing multiple areas of unmet medical need, including inflammatory diseases, cancer, infectious disease, and dermatologic diseases. Brilacidin, a versatile compound with broad therapeutic potential, is in a new chemical class called defensin-mimetics. A Phase 2 trial of Brilacidin as an oral rinse for the prevention of Severe Oral Mucositis (SOM) in patients with Head and Neck Cancer, met its primary and secondary endpoints, including reducing the incidence of SOM. The Company plans to advance Brilacidin oral rinse into Phase 3 development, subject to available financial resources. Positive results were also observed in a Phase 2 Proof-of-Concept trial treating patients locally with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS). Brilacidin for UP/UPS was licensed to Alfasigma S.p.A. in July 2019. A Phase 2b trial of Brilacidin showed a single intravenous dose of the drug delivered comparable outcomes to a seven-day dosing regimen of the FDA-approved blockbuster daptomycin in treating Acute Bacterial Skin and Skin Structure Infection. Kevetrin is a novel anti-cancer drug shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations and has successfully completed a Phase 2 trial in Ovarian Cancer. More information is available on the Company website at www.IPharmInc.com.

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Forward-Looking Statements:
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning the future execution of a definitive agreement with a global pharmaceutical company and the anticipated terms thereof, our future drug development plans, other statements regarding future product developments, and markets, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock under securities purchase agreements; the fact that the Company’s licensee(s) may not successfully complete pre-clinical or clinical testing and the Company will not receive milestone payments, or the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT
Innovation Pharmaceuticals Inc.
Leo Ehrlich
info@ipharminc.com

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